Form 10-K, Exhibit 13
period 1993-12-31
SECURITY CAPITAL BANCORP
filed 1994-03-28
CIK 717217

(Security Capital Bancorp logo)
                     1 9 9 3  A N U A L  R E P O R T

                               TABLE OF CONTENTS
Selected Financial Data  1
Letter to Stockholders  2
Management's Discussion and Analysis  5
Consolidated Financial Statements  8
Independent Auditors' Report  27
Directors and Officers  28
                             CORPORATE DESCRIPTION
     Security Capital Bancorp (Security Capital), a bank holding company, is incorporated under the laws of the State of North Carolina and headquartered in Salisbury, North Carolina.
     Security Capital currently operates 40 offices in 28 communities located in 11 counties and serves an area in the south central and western Piedmont regions of North Carolina through four banking subsidiaries.
     Security Capital's banking subsidiaries are Security Bank and Trust Company and OMNIBANK, Inc., A State Savings Bank, of Salisbury, North Carolina, Citizens Savings, Inc., SSB, Concord, North Carolina and Home Savings Bank, Inc., SSB, Kings Mountain, North Carolina.
     Through its banking subsidiaries, Security Capital engages in the commercial and retail banking business and provides a full range of mortgage products, personal and corporate trust services, insurance products and investment services. All Security Capital banking subsidiaries are members of the Federal Deposit Insurance Corporation.
                             CORPORATE INFORMATION
SECURITY CAPITAL BANCORP HEADQUARTERS
507 West Innes Street
P.O. Box 1387
Salisbury, North Carolina 28145-1387
(704) 636-3775
TRANSFER AGENT AND REGISTRAR
Wachovia Bank of North Carolina, N.A.
301 North Church Street
Winston-Salem, North Carolina 27102
GENERAL COUNSEL
Brooks Pierce McLendon Humphrey & Leonard, L.L.P.
2000 Renaissance Plaza
230 North Elm Street
Greensboro, North Carolina 27401
Smith Helms Mulliss & Moore
227 North Tryon Street
Charlotte, North Carolina 28202
                             INDEPENDENT AUDITORS
                             KPMG Peat Marwick
                             Suite 2800
                             Two First Union Center
                             Charlotte, North Carolina 28282-8290
                                  COMMON STOCK
     Security Capital's common stock is qualified for quotation on the NASDAQ National Market System under the symbol SCBC. At March 7, 1994, there were 11,710,391 shares of common stock outstanding and approximately 3,200 stockholders of record.
                                 ANNUAL MEETING
     The Annual Meeting of Stockholders of Security Capital Bancorp will be held on April 28, 1994, at 2:00 p.m. local time, at Security Capital's corporate headquarters, 507 West Innes Street, Salisbury, North Carolina.
                             DIVIDEND REINVESTMENT
     Stockholders may purchase additional shares of Security Capital common stock through Security Capital's Dividend Reinvestment and Stock Purchase Plan. For a Prospectus and other information on the Plan, contact David B. Jordan, Vice-Chairman and Chief Executive Officer, at (704) 636-3775.
                                   FORM 10-K
     A COPY OF SECURITY CAPITAL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST. THESE REQUESTS SHOULD BE DIRECTED TO THE SECRETARY, SECURITY CAPITAL BANCORP, P.O. BOX 1387, SALISBURY, NORTH CAROLINA 28145-1387.
                                  INFORMATION
     Analysts, stockholders and other investors seeking financial information about Security Capital should contact Pressley A. Ridgill, Senior Vice President and Chief Financial Officer, at (704) 855-6127.
     News media, and others seeking general information should contact David B. Jordan, Vice-Chairman and Chief Executive Officer, at (704) 636-3775.

                            SELECTED FINANCIAL DATA
                                  DECEMBER 31,

BALANCE SHEET DATA                                        1993       1992       1991       1990       1989
                                                                                      (DOLLARS IN THOUSANDS)
Cash, non-interest bearing                              $ 28,102     19,242     21,305     16,748     25,431
Investment securities (1)                                368,353    338,604    287,731    246,212    240,051
Loans, net (2)                                           484,384    505,784    549,651    580,834    542,168
All other assets                                          48,096     50,081     56,085     63,466     55,595
    Total assets                                        $928,935    913,711    914,772    907,260    863,245
Deposit accounts                                         784,456    773,635    775,140    767,929    739,128
FHLB advances                                              8,000     12,500     19,500     24,800     18,100
All other liabilities                                     12,259     10,648      9,987     13,195     12,970
Stockholders' equity                                     124,220    116,928    110,145    101,336     93,047
    Total liabilities and stockholders' equity          $928,935    913,711    914,772    907,260    863,245

                            YEARS ENDED DECEMBER 31,

OPERATIONS DATA                                               1993       1992      1991      1990      1989
                                                                                      (DOLLARS IN THOUSANDS)
Interest income                                              $64,223    71,853    83,061    85,457    81,323
Interest expense                                              28,135    35,129    47,950    51,320    50,970
    Net interest income                                       36,088    36,724    35,111    34,137    30,353
Provision for loan losses                                        653     1,848     1,924     1,620       963
    Net interest income after provision for loan losses       35,435    34,876    33,187    32,517    29,390
Other income                                                  10,519     8,948     9,213     7,469     5,516
Other expense                                                 23,842    27,540    25,481    22,755    21,405
Income taxes                                                   7,273     6,323     5,642     5,938     4,491
    Net income                                               $14,839     9,961    11,277    11,293     9,010

                     AT OR FOR THE YEARS ENDED DECEMBER 31,

OTHER DATA                             1993           1992           1991           1990           1989
Return on average assets                  1.62 %         1.09           1.22           1.28           1.02
Return on average equity                 12.26           8.81          10.77          11.67          10.12
Average equity to average assets
  ratio                                  13.18          12.37          11.36          10.94          10.08
Interest rate spread (3)                  3.49           3.42           3.15           3.08           2.88
Net yield on average interest-
  earning assets                          4.15           4.21           4.02           4.08           3.86
Average interest-earning assets
  to
  average interest-bearing
  liabilities                           120.48 %       119.56         115.81         116.20         115.19
Total shares outstanding            11,682,837     11,811,122     11,822,226     11,811,279     10,617,634
Net income per share               $      1.26            .84            .95            .95            .85
Book value per share                     10.63           9.90           9.32           8.58           8.76
Dividends per share (4)            $       .39            .31            .23            .19            .15

     (1) INCLUDES INVESTMENT SECURITIES AVAILABLE FOR SALE.
     (2) INCLUDES LOANS HELD FOR SALE.
     (3) DIFFERENCE BETWEEN WEIGHTED AVERAGE RATE ON ALL INTEREST-EARNING ASSETS AND ALL INTEREST-BEARING LIABILITIES.
     (4) DUE TO THE RESTATEMENT OF FINANCIAL INFORMATION, AS DISCUSSED IN NOTE 2 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, DIVIDENDS PER SHARE FOR ALL PERIODS PRESENTED EXCEPT FOR THE YEAR ENDED DECEMBER 31, 1993, HAVE BEEN COMPUTED BY DIVIDING CASH DIVIDENDS PAID BY WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, AS ADJUSTED RETROACTIVELY FOR STOCK SPLITS AND DIVIDENDS.

                             LETTER TO STOCKHOLDERS
Dear Security Capital Stockholder:
     We are pleased to report that by every measure, 1993 was an extremely successful year for Security Capital Bancorp. Security Capital achieved record earnings in 1993, with total assets, deposits and capital also reaching all-time highs. Asset quality improved from an already enviable level. Cash dividends, along with our stock price, also established new record levels. All of this was accomplished during a year in which management continued to focus on consolidating the activities of our existing companies while pursuing potential acquisition opportunities.
     These outstanding results did not go unnoticed as Security Capital received favorable ratings and rankings throughout the year. To highlight a few, the December 7, 1993, issue of FINANCIAL WORLD carried an article ranking 213 publicly traded commercial banks with assets of $750 million or more. Based on adjusted equity, nonperforming assets to asset ratios, overhead ratio and economic value, Security Capital ranked third. On January 24, 1994, the CHARLOTTE OBSERVER, in a feature article in its Business Monday section, compared the return on assets and 1993 stock price performance of the ten largest North Carolina bank holding companies. Security Capital ranked number one in both categories.
     While Security Capital faced many challenges during 1993, our success in meeting these challenges has been accomplished with the unyielding dedication of our employees and the wise counsel of our Board of Directors. However, none of this would have been possible without the continual support of our loyal customers and stockholders. Thank you for the trust you have placed in Security Capital.
1993 RESULTS
     EARNINGS Net earnings for 1993 were $14,839,000, or $1.26 per share, an increase of 48.97% over 1992 earnings of $9,961,000, or $.84 per share. While 1992 earnings were significantly impacted by one time Merger-related expenses and non-recurring restructuring charges, the 1993 results reflect an increase of approximately 13.0% over the prior year earnings, exclusive of the 1992 Merger-related special charges and provisions.
     PERFORMANCE RATIOS Using one of the most widely accepted measurements of earning power, return on average assets, Security Capital ranks among the leaders of the industry with a 1.62% return. Our return on average equity was 12.26%, a very respectable return, especially in light of the high level of capitalization at Security Capital. Stockholders' equity was $124,220,000 at year end, an impressive 13.37% of assets. This allows Security Capital extreme flexibility when evaluating potential opportunities to expand the overall franchise. Each of our banking subsidiaries far exceeds all regulatory capital requirements.
     BALANCE SHEET Total assets at year-end 1993 were $928,935,000, an increase of $15,224,000 over year-end 1992. Total loans declined $21,400,000 to $484,384,000 at December 31, 1993. This decline relates primarily to our sale of fixed rate mortgage loan originations in the secondary market and continued weak loan demand. Total deposits increased $10,821,000 to $784,456,000 at year-end. This increase was hampered by customers continuing to seek higher yields in the low rate environment of 1993 through alternative investments.
     ASSET QUALITY AND RESERVES Total nonperforming assets at December 31, 1993, were $3.1 million, or 0.34% of total assets. This remains extremely low when compared to industry figures. Our loan loss reserve at December 31, 1993, was $7.2 million, or 230.86% of nonperforming assets. Net loan charge-offs for the year amounted to $335,000, or 0.07%, of average loans, lower by $33,000 from the previous year. Management is proud of the high quality of assets at Security Capital and believes our low level of nonperforming assets coupled with our loan loss reserve continues to provide our banks with excellent safety.
     STOCK PERFORMANCE AND CASH DIVIDENDS Security Capital's stock performed well during 1993 and reached a new high of $14.75. We continued to receive favorable coverage and recommendations by many investment professionals. Reflecting our belief that stockholders should be able to participate directly in Security Capital's success, the Board of Directors increased the cash dividends to $.39 per share during 1993 from $.31 per share in 1992. Also, on January 27, 1994, the Board of Directors continued this trend by increasing the quarterly cash dividend to $.11 per share.
ACHIEVEMENTS
     CONSOLIDATION AND DATA PROCESSING CONVERSION
Consolidation plans remained on track in 1993. In May 1993, Security Capital consolidated eight branch locations into four facilities. These superbranches are a new concept in North Carolina since the four remaining branches actually provide retail operations for two companies in each location. This reduction in facilities resulted in lower expenses for the second half of 1993 and these savings should continue in future periods. Also, we met our goal of converting Security Bank and Trust Company to a new in-house data processing system in January 1994. This new system will provide state-of-the-art capabilities and offer many enhancements not available on the previous system. The other banking companies are scheduled to

(Photo appears here)
SECURITY CAPITAL EXECUTIVE COMMITTEE: SEATED LEFT TO
RIGHT, LLOYD G. GURLEY AND DAVID B. JORDAN; STANDING LEFT
TO RIGHT, RALPH A. BARNHARDT AND MILES J. SMITH, JR.

convert to this new system during 1994, with all companies operating on the same system before year-end. The conversion to the new system should result in higher efficiencies and productivity gains in 1994 and future years.
     PENDING ACQUISITION AND BRANCH SWAP On December 15, 1993, Security Capital announced that it and Fairfield Communities, Inc. (FCI), had executed a letter of intent concerning Security Capital's acquisition of First Federal Savings and Loan Association (First Federal) of Charlotte, North Carolina, a wholly-owned subsidiary of FCI. First Federal operates ten banking offices and had total assets of approximately $333 million at December 31, 1993. Under the letter of intent, the consummation of the proposed acquisition is subject to numerous conditions, including completion by Security Capital to its satisfaction of a due diligence investigation of First Federal. Assuming a definitive agreement is reached and all conditions are satisfied, the parties expect the acquisition will be consummated during the second quarter of 1994.
     Also, on January 25, 1994, Security Capital announced that it and First Citizens Bank and Trust Co. had entered into an agreement involving the sale of First Citizens' Bessemer City office to Home Savings Bank and the sale of Home Savings' Gastonia office to First Citizens. With the transaction, Home Savings will assume approximately $4.6 million in deposits in Bessemer City from First Citizens and First Citizens will assume approximately $11.4 million in deposits in Gastonia from Home Savings. Subject to regulatory approvals, the purchases are expected to be completed in the second quarter of 1994.
     We are excited about these transactions and will continue examining all opportunities for expansion with our objective being the enhancement of our franchise value by building market share while maintaining strict controls over operations and credit quality.
SUMMARY
     Our earnings for 1993 continued our trend of consistent profitability and was our best earnings performance ever. We look forward to the possible completion of the acquisition of First Federal and its potentially positive impact in 1994 and beyond.
     While the economy is giving signs of improvement, there are still many uncertainties in the economic and regulatory environment in which we operate. Be assured that we have planned well and are capable and ready to meet the challenges of the future. The experience, competence, dedication, and loyalty of our officers and staff will enable us to capitalize on opportunities and continue to be one of the best companies in our industry in the years ahead. We are proud of the accomplishments over the past year and look forward to sharing in even greater success with you in the future.
Sincerely,
(Signature of David B. Jordan)
David B. Jordan
VICE-CHAIRMAN
CHIEF EXECUTIVE OFFICER
(Signature of Lloyd G. Gurley)
Lloyd G. Gurley
PRESIDENT
CHIEF ADMINISTRATIVE OFFICER

                          GENERAL BUSINESS DISCUSSION
BUSINESS OF SECURITY CAPITAL BANCORP
     Security Capital Bancorp (Security Capital) is a North Carolina corporation organized as a multi-bank holding company. On June 30, 1992, Omni Capital Group, Inc. (Omni), a multi-thrift holding company incorporated under the laws of the State of North Carolina, merged with and into First Security Financial Corporation (FSFC), a bank holding company incorporated under the laws of the State of North Carolina (the Merger). Upon completion of the Merger, FSFC's name was changed to Security Capital Bancorp.
     Security Capital, which operates primarily through its four banking subsidiaries which have 40 offices in 11 counties, serves an area in the south central and western Piedmont regions of North Carolina. Its general and administrative offices are located in Salisbury, North Carolina.
     The principal business of its banking subsidiaries, Security Bank and Trust Company, OMNIBANK, SSB, Citizens Savings, SSB, and Home Savings Bank, SSB, is accepting deposits from the general public and using those deposits, together with borrowings and other funds, to originate various types of loans, including residential loans, installment loans, commercial loans, commercial real estate loans and credit card loans. Security Capital also has two other wholly owned subsidiaries, First Cabarrus Corporation and Estates Development Corporation. First Cabarrus Corporation is a service corporation providing management, electronic data processing, and other services to Security Capital and its subsidiaries. Prior to the Merger, Estates Development Corporation engaged primarily in real estate development, building and sales activities.
CAPITAL STOCK
     The no par value common stock of Security Capital is traded on the NASDAQ National Market System under the symbol SCBC. As of March 7, 1994, Security Capital had 11,710,391 shares of common stock outstanding and approximately 3,200 stockholders of record.
     The following table presents for the periods indicated the high and low sales prices, as reported by NASDAQ, of the common stock of Security Capital.

                                              1993                1992
                                         HIGH       LOW      High       Low
First Quarter                           $14.75    $11.00    $11.00    $ 8.75
Second Quarter                           13.75     12.50     11.00      9.50
Third Quarter                            14.75     13.00     12.50     10.00
Fourth Quarter                           14.75     13.25     12.25     10.75

     The Board of Directors of Security Capital declared and paid a quarterly cash dividend on each share of common stock amounting to $.39 and $.31 per share for the years ending December 31, 1993 and 1992, respectively. Due to the restatement of financial information, as discussed in note 2 of Notes to Consolidated Financial Statements, the dividend per share for the year ended December 31, 1992, has been computed by dividing dividends paid by the weighted average number of shares outstanding as adjusted retroactively for stock splits and stock dividends. The ability of Security Capital to pay dividends is subject to certain regulatory restrictions.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                             RESULTS OF OPERATIONS
COMPARISON OF THE YEARS ENDED DECEMBER 31, 1993 AND 1992
NET INCOME
     Security Capital and its subsidiaries (collectively herein, Security Capital) earned $14,839,000, or $1.26 per share, for the year ended December 31, 1993, an increase of 49.0% from 1992 net income of $9,961,000, or $.84 per share. This increase is primarily attributable to the one-time Merger-related expenses and restructuring charges recognized by First Security Financial Corporation and Omni Capital Group, Inc., in connection with the Merger. These charges amounted to $4.1 million consisting of approximately $600,000 of Merger-related expenses and $3.5 million of nonrecurring restructuring charges. The nonrecurring restructuring charges included $1.5 million provided to increase the thrift component of Security Capital's overall allowance for loan losses in keeping with the policies and practices of conservatively managed community bank holding companies. The remaining $2.0 million was composed of accrued outplacement, benefit, professional, printing, and other Merger-related costs. Also, in accordance with current accounting requirements, Security Capital adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109) effective January 1, 1993. Adoption of Statement 109 resulted in a net benefit to Security Capital of approximately $388,000 in 1993. Security Capital's return on average assets increased to 1.62% in 1993 from 1.09% in 1992. Return on average equity increased to 12.26% in 1993 from 8.81% in 1992.
NET INTEREST INCOME
     Net interest income decreased $636,000 (1.7%) to $36,088,000. Total interest income decreased $7,630,000, or 10.6%, in 1993. The average yield on interest-earning assets fell 85 basis points to 7.39%, while the average volume was lower by $2.4 million. Total interest expense decreased $6,994,000, or 19.9%, in 1993. The average rate on interest-bearing liabilities fell 92 basis points to 3.90%, while the average volume was lower by $7.5 million.
     Also impacting the decrease in interest income was a decrease in Security Capital's most significant interest-earning asset, loans receivable. Total loans decreased $37,227,000 (7.3%) to $473.2 million at December 31, 1993. This decrease was primarily the result of the continuation of the selling of current production of fixed rate mortgage loans through Security Capital's secondary marketing program. While investment securities increased $29,749,000 (8.8%) to $368.4 million at December 31, 1993, the yields on new investments were significantly less than the yields on maturing investments and existing portfolio mortgage loans refinanced at lower fixed rates in 1993, thus negatively impacting interest income. The net yield on interest-earning assets decreased 6 basis points to 4.15%. In future periods, Security Capital could experience a reduction in interest income should prepayments continue and mortgage loans continue to price downward.
LOAN ORIGINATION AND SALE ACTIVITY
     Proceeds from the sales of loans were approximately $85.7 million in 1993 compared to approximately $85.1 million in 1992, resulting in gains of $1,384,000 and $738,000, respectively. As noted above, Security Capital has continued to sell its current production of fixed rate mortgage loans during 1993. Security Capital retained the servicing rights on all fixed rate mortgage loans sold during 1993. These servicing rights represent a continuing source of future fee income. Fixed rate mortgage loans held for sale at December 31, 1993, amounted to $18,409,000. Proceeds from the sales of loans, along with loan repayments, were used to fund loan originations, which increased $14.2 million (5.8%) to approximately $259.2 million in 1993, and to increase the investment portfolio, which increased $29.7 million (8.8%) in 1993.
PROVISION FOR LOAN LOSSES
     The provision for loan losses was $653,000 for 1993 compared to $1,848,000 for 1992. As noted above, the 1992 provision includes $1.5 million recognized in connection with the Merger. Charge-offs decreased 28.5% in 1993 to $732,000 while recoveries decreased 39.5% to $397,000. This resulted in the allowance for loan losses increasing $318,000 (4.6%) to $7,227,000 at December 31, 1993, from $6,909,000 at December 31, 1992. The allowance for loan losses at December 31, 1993, represents 1.53% of period-end loans and 2.31 times non-performing assets. Management believes that the allowance for loan losses is adequate. In addition, in the opinion of management, asset quality remains high, with total non-performing assets totaling $3.1 million, one-third of one percent (0.34%) of total assets at December 31, 1993. This was an improvement over the December 31, 1992, total non-performing assets of $5.4 million, or six tenths of one percent (0.59%) of total assets. Security Capital does not have any material loans outstanding classified for regulatory purposes as doubtful or loss. Additionally, its loan portfolio does not contain any highly leveraged transactions or foreign loans.

OTHER INCOME
     Other income increased $1,571,000 (17.6%) to $10,519,000 in 1993. As noted
above, net gain on sales of loans increased $646,000 (87.5%) to $1,384,000 in 1993 from $738,000 in 1992. Brokerage commissions increased $411,000 to $1,404,000 in 1993. This increase is due to an increase in volume, which can be attributed to an expansion of the operation during 1993, along with depositors seeking higher yields through alternative investments. Net securities gains increased to $310,000 in 1993 from $8,000 in 1992. These gains were the result of the sale of Security Capital's investment in Atlantic States Bankcard Association, Inc., and the exercise of call provisions by the issuers of several municipal securities. Other increased $446,000 (74.0%) due to several smaller increases within this category.
OTHER EXPENSE
     Other expense decreased $3,698,000 (13.4%) to $23,842,000 in 1993. For the year ended December 31, 1992, Security Capital had approximately $2.6 million of Merger-related expenses. These Merger-related expenses were reflected in the personnel, net occupancy, professional and other services, and other categories for 1992. Federal and other insurance premiums decreased $194,000 during 1993 due to a decline in the average deposit accounts and the consolidation of other insurance coverage. During 1993, Security Capital experienced additional increases in efficiencies of operations due to the Merger which are reflected in various categories. Additional efficiencies are anticipated; however, the amount of decreased expense from these efficiencies cannot be determined at this time. INCOME TAXES
     Income taxes increased $950,000 (15.0%) to $7,273,000 for the year ended December 31, 1993, while income before income taxes increased $5,828,000 (35.8%) to $22,112,000 in 1993 from $16,284,000 in 1992. Excluding the impact of adoption of Statement 109, income taxes would have been $7,661,000, or 34.6% of income before income taxes, compared to 38.8% in 1992. This decrease is largely due to a portion of the 1992 provision for thrift loan losses for which a tax benefit could not be recognized. In 1993, as allowed by Statement 109, an income tax benefit was recognized for the provision for loan losses. Income taxes for the year ended December 31, 1993, includes the effect of the Omnibus Budget Reconciliation Act of 1993 (the Act) signed into law on August 10, 1993. The overall effect of the Act was an increase in income taxes of approximately $200,000, primarily due to the increased corporate tax rate.
COMPARISON OF THE YEARS ENDED DECEMBER 31, 1992 AND 1991
NET INCOME
     Security Capital earned $9,961,000, or $.84 per share, for the year ended December 31, 1992, a decrease of 11.7% from the 1991 net income of $11,277,000, or $.95 per share. This decrease was primarily a result of the Merger-related expenses and nonrecurring restructuring charges recognized in connection with the Merger. Partially offsetting the impact of the Merger-related expenses and nonrecurring restructuring charges was the increase in net interest income discussed below. Security Capital's return on average assets decreased to 1.09% in 1992 from 1.22% in 1991. Return on average equity decreased to 8.81% in 1992 from 10.77% in 1991.
NET INTEREST INCOME
     Net interest income increased $1,613,000 (4.6%) to $36,724,000 in 1992.
Total interest income decreased $11.2 million, or 13.5%, and total interest expense decreased $12.8 million, or 26.7% in 1992. Also impacting the decrease in interest income was a decrease in loans receivable. Total loans decreased $40,909,000 (7.4%) to $510.4 million at December 31, 1992. This decrease was primarily a result of reduced new loan demand and the continuation of the selling of current production of fixed rate mortgage loans through the secondary marketing program. Interest expense was also reduced as a result of a net decrease in interest-bearing liabilities, and an increase in noninterest-bearing demand accounts throughout 1992.
LOAN ORIGINATION AND SALE ACTIVITY
     Proceeds from the sales of loans were approximately $85.1 million in 1992 compared to approximately $46.2 million in 1991, resulting in gains of $738,000 and $927,000, respectively. As noted above, Security Capital continued to sell its current production of fixed rate mortgage loans during 1992. Security Capital retained the servicing rights on all fixed rate mortgage loans sold during 1992. Proceeds from the sales of loans, along with other funds, were used to fund loan originations and to increase the investment portfolio.
PROVISION FOR LOAN LOSSES
     The provision for loan losses was $1,848,000 for 1992 compared to $1,924,000 for 1991. Charge-offs decreased 39.3% in 1992 to $1,024,000 while recoveries increased 42.3% to $656,000. This resulted in the allowance for loan losses increasing $1,480,000 (27.3%) to $6,909,000 at December 31, 1992, from
$5,429,000 at December 31, 1991.

OTHER INCOME
     Other income decreased 2.9% to $8,948,000 in 1992. Net securities gains decreased to $8,000 in 1992 from $549,000 in 1991. As noted above, net gains on sales of loans decreased to $738,000 in 1992 from $927,000 in 1991. Deposit and other service charge income increased $628,000 (13.6%) to $5,255,000 in 1992. This increase represents a continual monitoring of the pricing structure along with improved fee collection. In addition, Security Capital experienced an increase in volume due to an increase in transaction accounts. Other decreased $279,000 (31.6%) due to several smaller decreases within this category.
OTHER EXPENSE
     Total other expense increased $2.1 million (8.1%) in 1992. This increase was primarily due to the Merger-related expenses and non-recurring restructuring charges recognized in connection with the Merger. Approximately $2.6 million of Merger-related expenses and non-recurring restructuring charges are included throughout the Other Expense categories, specifically increasing personnel, net occupancy, professional and other services and other.
INCOME TAXES
     Income taxes increased $681,000 to $6.3 million in 1992 while income before taxes decreased to $16.3 million in 1992 from $16.9 million in 1991. This increase in the effective income tax rate from 33.3% in 1991 to 38.8% in 1992 results primarily from a larger 1992 provision for thrift loan losses for which a tax benefit could not be recognized.
                              FINANCIAL CONDITION
     Total assets of Security Capital at December 31, 1993, were $928,935,000, an increase from December 31, 1992, of $15,224,000 (1.7%). Investment securities increased $29,749,000 (8.8%) to $368,353,000 primarily due to weak loan demand and management's policy to sell current production of fixed rate mortgage loans. Net loans receivable decreased $37,227,000 (7.3%) to $473,202,000 due to the reasons noted above. Loans held for sale increased $16,145,000 to $18,409,000 primarily due to the timing of the sales which is influenced by fluctuations in the market. Total deposits increased $10,821,000 (1.4%) to $784,456,000. Advances from the Federal Home Loan Bank decreased $4,500,000 to $8,000,000 due to the payment of maturing advances throughout the year. Total stockholders' equity was $124,220,000 or 13.37% of total assets, at December 31, 1993.
                        LIQUIDITY AND CAPITAL RESOURCES
     The principal sources of liquidity for Security Capital's banking subsidiaries are deposit accounts, Federal Home Loan Bank (FHLB) advances, principal and interest payments on loans, interest received on investment securities, and fees. Deposit accounts are considered a primary source of funds supporting the banking subsidiaries' lending and investment activities. At December 31, 1993, the Security Capital banking subsidiaries were in compliance with all regulatory liquidity requirements. Management believes that Security Capital has adequate sources of liquidity at December 31, 1993.
     At December 31, 1993, Security Capital and its banking subsidiaries were in compliance with all applicable regulatory capital requirements. The following table compares Security Capital's regulatory capital as of December 31, 1993, with the minimum capital standards established by the Board of Governors of the Federal Reserve System (the FRB).
[CAPTION]

                                                                  Leverage Capital         Risk-Based Capital
                                                            Amount     % of Assets     Amount     % of Assets
                                                                         (Dollars in Thousands)
Actual                                                     $124,220       13.31%      $129,821       29.08%
Minimum Capital Standard                                     27,992        3.00(1)      35,719        8.00
Excess of Actual Regulatory
  Capital Over Minimum Regulatory
  Capital Standards                                        $ 96,228       10.31%      $ 94,102       21.08%

(1) THE FRB MINIMUM LEVERAGE RATIO REQUIREMENT IS 3% TO 5%, DEPENDING ON THE INSTITUTION'S COMPOSITE RATING AS DETERMINED BY ITS REGULATORS. THE FRB HAS NOT ADVISED SECURITY CAPITAL OF ANY SPECIFIC REQUIREMENT APPLICABLE TO IT.
     Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on liquidity, capital resources or operations.
     During the year ended December 31, 1993, Security Capital repurchased approximately 265,000 shares of its outstanding common stock in the open market or in privately-negotiated transactions. The net cost of these transactions was approximately $3.6 million.
     On December 15, 1993, Security Capital announced that it and Fairfield Communities, Inc. (FCI), had executed a letter of intent concerning Security Capital's acquisition of First Federal Savings and Loan Association of Charlotte, North Carolina, a wholly owned subsidiary of FCI. For further discussion of this pending acquisition, see note (2) of Notes To Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
[CAPTION]

ASSETS                                                                                 1993       1992
                                                                                         (DOLLARS IN
                                                                                         THOUSANDS)
Cash and due from banks                                                              $ 28,102     19,242
Interest-bearing balances in other banks                                                5,145      9,589
Federal funds sold                                                                      3,450      4,500
Investment securities (market value of $375,046 and $347,350
  at December 31, 1993 and 1992, respectively) (note 3)                               368,353    338,604
Loans, net of unearned income ($2,698 in 1993 and $2,545 in 1992) (note 4)            473,202    510,429
  Less allowance for loan losses (note 5)                                               7,227      6,909
      Loans, net                                                                      465,975    503,520
Loans held for sale                                                                    18,409      2,264
Premises and equipment, net (note 6)                                                   18,360     17,103
Other assets (note 4)                                                                  21,141     18,889
      Total assets                                                                   $928,935    913,711
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposit accounts:
  Demand, noninterest-bearing                                                          67,830     60,639
  Interest-bearing                                                                    673,854    675,231
  Time deposits over $100                                                              42,772     37,765
      Total deposit accounts                                                          784,456    773,635
Advances from the Federal Home Loan Bank (note 7)                                       8,000     12,500
Other borrowed money                                                                    1,764        706
Other liabilities                                                                      10,495      9,942
Total liabilities                                                                     804,715    796,783
Stockholders' equity (notes 9, 11, and 12):
  Preferred stock, no par value, 5,000,000 shares authorized;
    none issued and outstanding                                                            --         --
  Common stock, no par value, 25,000,000 shares authorized; 11,682,837 and
    11,811,122 shares issued and outstanding at December 31, 1993 and 1992,
    respectively                                                                       51,167     54,120
  Retained earnings, substantially restricted                                          73,053     62,808
       Total stockholders' equity                                                     124,220    116,928
Commitments and contingencies (notes 10 and 13)
      Total liabilities and stockholders' equity                                     $928,935    913,711

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       CONSOLIDATED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31,
[CAPTION]

                                                                           1993          1992         1991
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
  Loans                                                                   $41,195       48,277       59,572
  Investment securities
    Taxable                                                                21,299       21,165       20,874
    Nontaxable                                                                955        1,137        1,130
  Other                                                                       774        1,274        1,485
Total interest income                                                      64,223       71,853       83,061
Interest expense:
  Deposit accounts                                                         27,255       33,695       45,879
  Borrowings                                                                  880        1,434        2,071
Total interest expense                                                     28,135       35,129       47,950
Net interest income                                                        36,088       36,724       35,111
Provision for loan losses (note 5)                                            653        1,848        1,924
Net interest income after provision for loan losses                        35,435       34,876       33,187
Other income:
  Loan servicing and other loan fees                                        1,396        1,351        1,287
  Deposit and other service charge income                                   4,976        5,255        4,627
  Brokerage commissions                                                     1,404          993          941
  Gain on sales of loans                                                    1,384          738          927
  Securities gains, net (note 3)                                              310            8          549
  Other                                                                     1,049          603          882
Total other income                                                         10,519        8,948        9,213
Other expense:
  Personnel (notes 10 and 12)                                              13,314       14,536       13,821
  Net occupancy                                                             3,390        3,488        2,570
  Telephone, postage, and supplies                                          1,564        1,579        1,523
  Federal and other insurance premiums                                      1,832        2,026        2,427
  Professional and other services                                             793        1,683        1,283
  Other                                                                     2,949        4,228        3,857
Total other expense                                                        23,842       27,540       25,481
Income before income taxes                                                 22,112       16,284       16,919
Income taxes (note 8)                                                       7,273        6,323        5,642
Net income                                                                $14,839        9,961       11,277
Net income per share                                                      $  1.26          .84          .95
Weighted average shares outstanding                                       11,771,739    11,832,570   11,821,315

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

                                                                                                   Total
                                                         Common     Retained    Obligations    Stockholders'
                                                          Stock     Earnings      of ESOP         Equity
                                                                       (DOLLARS IN THOUSANDS)
Balance at December 31, 1990                             $54,495     48,013        (1,172)        101,336
Proceeds from stock options exercised (note 11)              78          --            --              78
Repayment of ESOP debt (note 12)                             --          --           287             287
Retirement of common stock                                 (102 )        --            --            (102)
Dividends paid to stockholders
  ($.23 per share)                                           --      (2,731)           --          (2,731)
Net income                                                   --      11,277            --          11,277
Balance at December 31, 1991                             54,471      56,559          (885)        110,145
Proceeds from stock options exercised (note 11)             158          --            --             158
Repayment of ESOP debt (note 12)                             --          --           376             376
Retirement of unallocated ESOP shares (note 12)            (509 )        --           509              --
Dividends paid to stockholders
  ($.31 per share)                                           --      (3,712)           --          (3,712)
Net income                                                   --       9,961            --           9,961
Balance at December 31, 1992                             54,120      62,808            --         116,928
PROCEEDS FROM STOCK OPTIONS EXERCISED (NOTE 11)             606          --            --             606
RETIREMENT OF COMMON STOCK                               (3,559 )        --            --          (3,559)
DIVIDENDS PAID TO STOCKHOLDERS
  ($.39 PER SHARE)                                           --      (4,594)           --          (4,594)
NET INCOME                                                   --      14,839            --          14,839
BALANCE AT DECEMBER 31, 1993                             $51,167     73,053            --         124,220

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,
[CAPTION]

                                                                           1993         1992        1991
                                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income                                                             $  14,839       9,961      11,277
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                653       1,848       1,924
      Depreciation                                                           1,456       1,422       1,308
      Securities gains, net                                                   (310)         (8)       (549)
      Amortization of securities discounts                                   2,325       1,151         219
      Change in investment securities available for sale, net                   --       1,991      (1,991)
      Change in loans held for sale, net                                   (16,145)      1,478      (1,323)
      (Increase) decrease in other assets                                     (270)      1,718       1,804
      Increase in other liabilities                                            553         593         195
        Net cash provided by operating activities                            3,101      20,154      12,864
Cash flows from investing activities:
  Proceeds from maturities and issuer calls of investment securities        90,299      71,874      29,945
  Proceeds from sales of investment securities                                  --          11      56,148
  Purchases of investment securities                                      (122,063)   (125,892)   (125,290)
  Decrease in loans                                                         34,910      39,532      25,837
  Capital expenditures for premises and equipment                           (2,713)     (1,313)     (2,963)
Net cash provided by (used in) investing activities                            433     (15,788)    (16,323)
Cash flows from financing activities:
  Increase (decrease) in deposits                                           10,821      (1,505)      7,212
  Proceeds from FHLB advances                                               14,740       8,000          --
  Repayment of FHLB advances                                               (19,240)    (15,000)     (5,300)
  Increase (decrease) in other borrowed money, net                           1,058          68         (21)
  Purchase and retirement of common stock, net                              (3,559)       (509)       (102)
  Dividends paid to stockholders                                            (4,594)     (3,712)     (2,731)
  Proceeds from stock options exercised                                        606         158          78
  Purchase of ESOP stock                                                        --         885         287
Net cash used in financing activities                                         (168)    (11,615)       (577)
Net increase (decrease) in cash and cash equivalents                         3,366      (7,249)     (4,036)
Cash and cash equivalents at beginning of year                              33,331      40,580      44,616
Cash and cash equivalents at end of year                                 $  36,697      33,331      40,580
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                             $  27,962      35,812      48,263
    Income taxes                                                             7,286       7,064       5,942
Supplemental schedule of noncash investing activities:
  Loans receivable transferred to real estate owned                      $   1,982       1,009       1,363

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The following is a description of the more significant accounting and reporting policies which Security Capital Bancorp and subsidiaries (Security Capital) follow in preparing and presenting their consolidated financial statements:
     PRINCIPLES OF CONSOLIDATION AND REPORTING                               (a)
     The accompanying consolidated financial statements include the accounts of Security Capital Bancorp, a North Carolina corporation organized as a multi-bank holding company and its wholly owned subsidiaries, Security Bank and Trust Company, Salisbury, North Carolina (Security Bank), OMNIBANK, Inc., A State Savings Bank, Salisbury, North Carolina (OMNIBANK), Citizens Savings, Inc., SSB, Concord, North Carolina (Citizens), Home Savings Bank, Inc., SSB, Kings Mountain, North Carolina (Home Savings), First Cabarrus Corporation, Salisbury, North Carolina (FCC), and Estates Development Corporation, Salisbury, North Carolina (EDC). All significant intercompany balances have been eliminated.
     Certain amounts have been reclassified to conform with the statement presentation for 1993. The reclassifications have no effect on stockholders' equity or net income as previously reported.
     All dollar amounts except share and per share amounts in the notes to the consolidated financial statements are in thousands.
     INVESTMENT SECURITIES                                                   (b)
     When securities are purchased, they are classified as investment securities if, in management's opinion, Security Capital has the intent to hold them as long-term investments and the ability to hold them to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.
     Gains and losses on sales of securities are recognized when realized, with cost being determined by the specific identification method. Premiums and discounts are amortized into interest income using a level yield method. Regulations require the savings bank subsidiaries (i.e. OMNIBANK, Citizens, and Home Savings) to maintain cash and approved securities in an amount equal to a prescribed percentage (10% at December 31, 1993) of total assets.
     LOANS HELD FOR SALE                                                     (c)
     Loans held for sale are carried at the lower of aggregate cost or market as determined by the outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains and losses are realized if at the time of sale the average interest rate on the loans sold, adjusted for servicing costs, differs from the agreed yield to the buyer. Any excess servicing fee is deferred and amortized using a level yield method over the contractual life of such loans. Gains or losses resulting from sales of loans are recognized when the proceeds are received from the investors.
     LOAN INTEREST INCOME                                                    (d)
     Loan interest income is recognized on the accrual basis.
     The accrual of interest is generally discontinued on all loans that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of both collateralization, guarantees, or other security, and the loan is in the process of collection. Security Capital provides an allowance for uncollected accrued interest income if, in the opinion of management, collectibility of that accrued interest income is doubtful. This allowance is netted against accrued interest income, which is included in other assets in the accompanying consolidated financial statements. Interest income foregone on nonaccrual and restructured loans for each of the years in the three-year period ended December 31, 1993 was not significant.

     ALLOWANCE FOR LOAN LOSSES                                               (e)
     Security Capital provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors that, in management's judgment, deserve current recognition in estimating losses inherent in the portfolio. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.
     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulatory agencies may require the financial institution subsidiaries to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.
     REAL ESTATE OWNED                                                       (f)
     Real estate owned is included in other assets and represent other real estate that has been acquired through loan foreclosures or deed received in lieu of foreclosure. Such properties are generally appraised annually and are recorded at the lower of cost or fair value, less applicable selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.
     PREMISES AND EQUIPMENT                                                  (g)
     Premises and equipment are recorded at cost, and depreciation is provided over the estimated useful lives of the related assets principally on a straight-line basis. Estimated lives are ten to fifty years for buildings, building components and improvements; five to ten years for furniture, fixtures, and equipment; and three years for automobiles. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated life or the remaining lease term.
     Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.
     LOAN ORIGINATION FEES AND COSTS                                         (h)
     Loan origination fees and certain direct loan origination costs are deferred and amortized over the contractual life of the related loan as an adjustment of the loan yield using a level yield method. Direct costs of unsuccessful loans and indirect costs are expensed as incurred.
     INCOME TAXES                                                            (i)
     Security Capital adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Standard No.
     109) during 1993 and has applied the provisions of the statement without restating prior years' financial statements. Prior to the adoption of Standard No. 109, Security Capital accounted for income taxes using the deferred method required by APB Opinion 11.
     Standard No. 109 has changed Security Capital's method of accounting for income taxes from the deferred method to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of Security Capital's assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based upon available evidence.
     The cumulative effect of adopting Standard No. 109 as of January 1, 1993 was not material, and therefore no cumulative effect was presented in the consolidated statement of income for the year ended December 31, 1993. Pursuant to the deferred method under APB Opinion 11, which applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

     NET INCOME AND DIVIDENDS PER SHARE                                      (j)
     Net income per share has been computed by dividing net income by the weighted average number of shares outstanding, as adjusted retroactively for stock splits and stock dividends. Due to the pooling-of-interests merger in 1992, as discussed in note 2, dividends per share for 1992 and 1991 was computed by dividing dividends paid by the weighted average number of shares outstanding, as adjusted retroactively for stock splits and stock dividends.
     CASH AND CASH EQUIVALENTS                                               (k)
     Cash and cash equivalents include cash and due from banks, interest-bearing balances in other banks, and federal funds sold. Generally, cash and cash equivalents are considered to have maturities of three months or less.
     FAIR VALUE OF FINANCIAL INSTRUMENTS                                     (l)
     In December 1991 the FASB issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (Statement No. 107). Statement No. 107 requires disclosures about the fair value of all financial instruments. Fair value estimates, methods, and assumptions are set forth in note 16.
     POSTRETIREMENT BENEFITS                                                 (m)
     The FASB issued Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (Statement No. 106), which requires during an employee's active years of service, accrual of expected costs of providing postretirement benefits, principally health care and life insurance, to employees and their beneficiaries and dependents. Statement No. 106 was effective for 1993, but there was no material impact on Security Capital's 1993 consolidated financial statements since Security Capital generally does not provide such benefits.
 (2) PENDING ACQUISITIONS AND MERGER
     On December 15, 1993, Security Capital announced that it and Fairfield Communities, Inc. (FCI), had executed a letter of intent concerning Security Capital's acquisition of First Federal Savings and Loan Association (First Federal) of Charlotte, North Carolina, a wholly owned subsidiary of FCI. First Federal operates ten banking offices and had total assets of approximately $333,000 at December 31, 1993. Under the letter of intent, the consummation of the proposed acquisition is subject to numerous conditions, including completion by Security Capital to its satisfaction of a due diligence investigation of First Federal. Assuming a definitive agreement is reached and all conditions are satisfied, the parties expect the acquisition will be consummated during the second quarter of 1994.
     On January 25, 1994, Security Capital announced that Home Savings and First Citizens Bank and Trust Co. (First Citizens) had entered into an agreement involving the sale of First Citizens' Bessemer City office to Home Savings and the sale of Home Savings' Gastonia office to First Citizens. With the transaction, Home Savings will assume approximately $4,600 in deposits in Bessemer City and First Citizens will assume approximately $11,400 in deposits in Gastonia. Subject to regulatory approval, the purchases are expected to be completed in the second quarter of 1994.
     On June 30, 1992, Omni Capital Group, Inc. (Omni), a multiple thrift holding company incorporated under the laws of the State of North Carolina and the former parent of OMNIBANK, Citizens, Home Savings, FCC and EDC, merged with and into First Security Financial Corporation (FSFC), a bank holding company incorporated under the laws of the State of North Carolina and the parent of Security Bank (the Merger). Upon the completion of the Merger, FSFC's name was changed to Security Capital Bancorp. Pursuant to the Agreement of Combination and the related Plan of Merger, which were approved by the stockholders of both FSFC and Omni, 5,681,216 shares of Security Capital common stock, no par value per share, were issued in exchange for the surrender of the issued and outstanding shares of common stock of Omni, par value of $1.00 per share, at an exchange ratio of 2.25 shares of Security Capital common stock for each such share of Omni common stock. The Merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for periods prior to the Merger were restated to combine the accounts of FSFC and Omni.

 (3) INVESTMENT SECURITIES
     A comparative summary of investment securities follows:

                                                                          DECEMBER 31, 1993
                                                                        GROSS         GROSS      ESTIMATED
                                                            BOOK      UNREALIZED    UNREALIZED      FAIR
                                                           VALUE        GAINS         LOSSES        VALUE
                                                                       (DOLLARS IN THOUSANDS)
U.S. Government obligations                               $305,180       5,762          183        310,759
US Government agency obligations                            40,409         304          345         40,368
Mortgage-backed securities                                  12,676         459         --           13,135
State and municipal obligations                             10,022         676         --           10,698
Other                                                           66          20         --               86
                                                          $368,353       7,221          528        375,046

                                                                            December 31, 1992
                                                                          Gross           Gross      Estimated
                                                             Book       Unrealized     Unrealized       Fair
                                                            Value         Gains          Losses         Value

                                                                          (DOLLARS IN THOUSANDS)
U.S. Government obligations                                $292,848         7,718            451       300,115
US Government agency obligations                              9,966            85             55         9,996
Mortgage-backed securities                                   19,298           514             43        19,769
State and municipal obligations                              15,592           978             --        16,570
Other                                                           900            --             --           900
                                                           $338,604         9,295            549       347,350

 Total proceeds from sales or issuer calls of investment securities during 1993, 1992 and 1991 were $5,860, $11 and $56,148, respectively. There were gross realized gains of $310 and $8, respectively, and no gross realized losses in 1993 and 1992, respectively. Gross gains of $591 and gross losses of $42 were realized on sales of investment securities in 1991. Investment securities with an aggregate par value of $23,764 were pledged to secure public deposits and for other purposes as required by various agencies.
 The Financial Accounting Standards Board (FASB) has issued Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities, that requires debt and equity securities held: (i) to maturity be classified as such and reported at amortized cost; (ii) for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and (iii) for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. It is required for fiscal years beginning after December 15, 1993. Security Capital will adopt Standard No. 115 as of January 1, 1994. In connection with this adoption, Security Capital anticipates that approximately $324,500 of investment securities will be classified as securities available for sale. As of December 31, 1993, these securities had unrealized securities gains of approximately $6,100, which would result in an unrealized securities gain, net of income tax effects, of approximately $4,100 being recorded as an increase to stockholders' equity on the date of adoption.
 (4) LOANS RECEIVABLE
     A comparative summary of loans receivable follows:
[CAPTION]

                                                                                    December 31,
                                                                                1993             1992
                                                                               (DOLLARS IN THOUSANDS)
Real estate mortgage (principally single family dwellings, 1-4 units)         $338,562          361,935
Real estate construction                                                        10,085           11,215
Commercial, financial, and agricultural                                         64,739           68,598
Installment                                                                     62,341           70,909
Unearned income                                                                 (2,698)          (2,545)
Premium on loans sold                                                              173              317
                                                                              $473,202          510,429
Nonaccrual and restructured loans included above                              $  1,759            2,994

 Accruing loans past due 90 days were $420 and $1,380 at December 31, 1993 and 1992, respectively.
 Accrued interest receivable at December 31, 1993 and 1992, consisted of the following:
[CAPTION]

                                                                                     December 31,
                                                                                1993              1992
                                                                                (DOLLARS IN THOUSANDS)
Loans                                                                          $3,430             4,034
Investment securities                                                           6,041             6,163
Other                                                                              70                72
                                                                               $9,541            10,269

 Certain real estate loans are pledged as collateral for advances from the Federal Home Loan Bank (FHLB) as set forth in note 7.
 Loans serviced for others approximated $203,403, $174,884 and $147,563 at December 31, 1993, 1992, and 1991, respectively.
 Included in other assets are foreclosed properties (real estate owned) of $951 and $983 at December 31, 1993 and 1992, respectively.
 Security Capital's banking subsidiaries offer mortgage and consumer loans to their officers, directors, and employees for the financing of their personal residences and for other personal purposes. These loans are made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, prevailing at the time for comparable transactions with unaffiliated persons. Management does not believe these loans involve more than the normal risk of collectibility or present other unfavorable features.
 The following is a reconciliation of loans outstanding in excess of $60 to Security Capital's executive officers, directors, and their immediate families for the year ended December 31, 1993:

                                                                             (DOLLARS IN THOUSANDS)
Balance at December 31, 1992                                                                 $2,177
New loans                                                                                       470
Repayments                                                                                     (771)
Balance at December 31, 1993                                                                 $1,876

 The FASB has issued Standard No. 114, Accounting by Creditors for Impairment of a Loan, which requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at either the present value of expected cash flows discounted at the loan's effective interest rate, or if more practical, the market price or value of collateral. This Standard is required for fiscal years beginning after December 15, 1994. Security Capital has not determined the impact, if any, of this Standard on its consolidated financial statements.
 (5) ALLOWANCE FOR LOAN LOSSES
     The following is a reconciliation of the allowance for loan losses for the years ended December 31, 1993, 1992 and 1991:
[CAPTION]

                                                                               Years Ended December 31,
                                                                              1993       1992       1991
                                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of year                                                 $6,909      5,429      4,732
 Charge-offs                                                                   (732)    (1,024)    (1,688)
 Recoveries                                                                     397        656        461
Net charge-offs                                                                (335)      (368)    (1,227)
Provision for loan losses                                                       653      1,848      1,924
Balance at end of year                                                       $7,227      6,909      5,429

 (6) PREMISES AND EQUIPMENT
     A comparative summary of premises and equipment follows:
[CAPTION]

                                                                                    December 31,
                                                                                1993             1992
                                                                               (DOLLARS IN THOUSANDS)
Land and land improvements                                                    $  3,917            3,891
Office buildings and improvements                                               16,175           15,174
Furniture, fixtures, and equipment                                              11,910           11,282
Construction in progress                                                         1,120              638
                                                                                33,122           30,985
Accumulated depreciation                                                       (14,762)         (13,882)
Premises and equipment, net                                                   $ 18,360           17,103

 (7) ADVANCES FROM THE FEDERAL HOME LOAN BANK
     A comparative summary of advances from the FHLB follows:
[CAPTION]

                                                                                             December 31,
Date Due                                                                 Interest Rate      1993       1992
                                                                               (DOLLARS IN THOUSANDS)
March 15, 1993                                                                7.60%        $   --      2,500
June 1, 1993                                                                  9.40             --      2,000
March 10, 1994                                                                9.55          1,000      1,000
March 10, 1996                                                                9.65          1,000      1,000
April 23, 1996                                                                8.50          2,000      2,000
May 21, 1996                                                                  8.20          1,000      1,000
July 1, 1996                                                                  9.25          1,000      1,000
July 2, 1996                                                                  9.05          1,000      1,000
March 10, 1997                                                                8.15          1,000      1,000
                                                                                           $8,000     12,500

 At December 31, 1993, stock owned by OMNIBANK in the FHLB ($2,220) was pledged to secure these advances. Security Capital's savings bank subsidiaries have also entered into blanket collateral agreements with the FHLB whereby they maintain, free of other encumbrances, qualifying mortgages (as defined) with unpaid principal balances at least equal to, when discounted at 65% of the unpaid principal balance, 100% of the total FHLB advances.
 Security Capital's savings bank subsidiaries have unused lines of credit with the FHLB totaling approximately $60,000 at December 31, 1993. If drawn, the advanced funds would be at market rates of interest and would be collateralized by the aforementioned blanket collateral agreements, all stock of the borrowing subsidiary in the FHLB, and any other collateral as deemed necessary by the FHLB.

 (8) INCOME TAXES
     As discussed in the Summary of Significant Accounting Policies, Security Capital adopted Standard No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $388 as of January 1, 1993 is reflected in the 1993 financial statements as a reduction of income tax expense. Financial statements for the periods prior to 1993 have not been restated to apply the provisions of Standard No. 109. The effect of adoption of Standard No. 109 for the year ended December 31, 1993 was a reduction in tax liability of approximately $94.
     Income tax expense (benefit) for the years ended December 31, 1993, 1992, and 1991, was as follows:

                                                                            Current     Deferred     Total
                                                                                (DOLLARS IN THOUSANDS)
1993:
 FEDERAL                                                                    $7,019        (132)      6,887
 STATE                                                                         403         (17)        386
                                                                            $7,422        (149)      7,273
1992:
 Federal                                                                     6,745        (839)      5,906
 State                                                                         417          --         417
                                                                            $7,162        (839)      6,323
1991:
 Federal                                                                     5,452        (131)      5,321
 State                                                                         313           8         321
                                                                            $5,765        (123)      5,642

 The income tax expense of Security Capital for the years ended December 31, 1993, 1992, and 1991, was different from the amount computed by applying the federal income tax rate to income before income taxes because of the following:
[CAPTION]

                                                      1993                   1992                   1991
                                               Amount     Percent     Amount     Percent     Amount     Percent
                                                                    (DOLLARS IN THOUSANDS)
Income tax expense at federal rate             $7,739       35.0%     $5,537       34.0%     $5,752       34.0%
Increase (decrease) in income taxes
 resulting from:
 Adjustment to deferred tax assets and
   liabilities for enacted changes in tax
   laws and rates                                (48 )       (.2)       --         --          --         --
 Change in beginning-of-the-year deferred
   tax assets valuation allowance                (46 )       (.2)       --         --          --         --
 Tax-exempt interest                            (301 )      (1.3)      (361 )      (2.2)      (346 )      (2.0)
 Thrift bad debt provision for financial
   reporting purposes in excess of current
   year loan losses                              --         --          504         3.1        242         1.4
 State income tax expense, net of federal
   income tax benefit                            251         1.1        275         1.7        212         1.2
 Other, net                                     (322 )      (1.5)       368         2.2       (218 )      (1.3)
                                               $7,273       32.9%     $6,323       38.8%     $5,642       33.3%

 For the years ended December 31, 1992 and 1991, deferred income tax expense (benefits) result from timing differences in the period in which revenues and expenses are recognized for income tax and financial statement purposes. The sources of these differences and the tax effects of each are presented below:
[CAPTION]

                                                                                1992              1991
                                                                                (DOLLARS IN THOUSANDS)
Deferred compensation                                                           $(327)            (198)
Accrued expenses, not deductible until paid                                      (258)              --
Other, net                                                                       (254)              75
                                                                                $(839)            (123)

 The sources and tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities (assets) at December 31, 1993, are presented below:

Deferred tax liabilities:
 Depreciation                                                                               $   987
 FHLB Stock -- book basis greater than tax basis                                                869
 Prepaid pension expense                                                                        232
 Bank bad debt recapture                                                                        204
 FHLMC discount accretion                                                                       207
 Other                                                                                           98
     Total gross deferred tax liabilities                                                     2,597
Deferred tax assets:
 Provision for loan losses, net                                                              (1,687)
 Net deferred loan fees                                                                        (603)
 Accrued expenses, deductible when paid                                                      (1,711)
 Other                                                                                         (298)
     Total gross deferred tax assets                                                         (4,299)
Deferred tax assets valuation allowance                                                         201
     Net deferred tax asset                                                                 $(1,501)

 The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods, and the utilization of tax planning strategies. Management has determined that it is more likely than not that the net deferred tax asset can be supported by carrybacks to federal taxable income in excess of $52,000 in the three-year federal carryback period and by expected future taxable income which will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences. At January 1, 1993, the valuation allowance was $247. The change in the valuation allowance during 1993 was a net decrease of $46.
 Under the Internal Revenue Code of 1986, Security Capital's savings bank subsidiaries are allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. A reduction of such reserves for purposes other than bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rates. Under the provisions of APB Opinion 23, a deferred tax liability is not currently recognized for temporary differences resulting from a savings bank's base year tax bad debt reserve. At December 31, 1993, the potential deferred tax liability related to the recapture of this portion of the tax bad debt reserve is approximately $5,600.
 Income tax returns subsequent to 1989 are subject to examination by the taxing authorities.
 (9) STOCKHOLDERS' EQUITY
     Retained earnings at December 31, 1993, includes approximately $14,016 for which no provision for federal income tax has been made. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of such amount for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.
     At the time of their conversions to stock ownership, liquidation accounts were established for each of Security Capital's savings bank subsidiaries in amounts equal to their respective regulatory capital. Each eligible deposit account holder, as described in the respective plans of conversion, is entitled to a proportionate share of this account in the event of a complete liquidation of any of these subsidiaries, and only in such event. This share will be reduced if the account holder's balance in the related deposit account falls below the amount in such account on the date(s) of record, and will cease to exist if the account is closed. The liquidation accounts will never be increased despite any increase after the conversions in the related balance of an account holder.
     Security Capital and its banking subsidiaries must comply with certain regulatory capital requirements established by the FRB and the FDIC. At December 31, 1993, these standards required Security Capital and its banking subsidiaries to maintain minimum ratios of Tier 1 capital (as defined) to total risk-weighted assets and total capital (as defined) to risk-weighted assets of 4.00% and 8.00%, respectively, and a minimum ratio of Tier 1 capital to total assets (as defined) of 3.00% to 5.00%, depending upon the specific institution's composite ratings as determined by its regulators. At December 31, 1993, Security Capital and its banking subsidiaries were in compliance with all of the aforementioned capital requirements.

     Security Capital also has authorized 5,000,000 shares of no par value preferred stock, none of which is issued and outstanding at December 31, 1993.
(10) PENSION, PROFIT SHARING, AND INCENTIVE COMPENSATION PLANS
     Security Capital had a profit sharing plan (the Profit Sharing Plan) covering certain of Security Bank's employees. In 1993 Security Capital merged the Profit Sharing Plan into an Employees' Incentive Profit Sharing and Savings (401k) Plan (the Incentive Plan) for the benefit of the eligible employees of Security Capital and its subsidiaries. As a result, Security Capital made contributions to the Incentive Plan in 1993 rather than to the Profit Sharing Plan. Contributions to the Incentive Plan are based on a percentage of Security Capital's profits, as computed by a formula set by the Board of Directors. The maximum allowable contribution is 15% of the participating employee's compensation. Profit sharing costs charged to expense approximated $694 in 1993, $329 in 1992, and $305 in 1991.
 Security Bank sponsored a noncontributory defined benefit plan which covered substantially all the employees of Security Bank and Security Capital sponsored a noncontributory defined benefit plan for the benefit of the employees of the savings bank subsidiaries (the Plans). The Plans were merged into one defined benefit pension plan covering all eligible employees of Security Capital and its subsidiaries as of January 1, 1993. Benefits for the Plan are based on years of service and the employee's annual compensation during his or her term of employment. Security Capital's funding policy is to contribute annually to the Plan the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service to date but also for those expected to be earned in the future.
 The following table sets forth the Plans' funded status and amounts recognized in the consolidated balance sheets at December 31, 1993 and 1992.
[CAPTION]

                                                                                 1993             1992
                                                                                 (DOLLARS IN THOUSANDS)
Plans' assets at fair value, primarily short-term investments and U.S.
 Treasury securities                                                            $ 7,028           6,550
Actuarial present value of projected benefit obligation for service rendered
 to date                                                                          9,503           6,121
Plans' assets (less than) in excess of projected benefit obligation              (2,475)            429
Unrecognized net transition asset being recognized over 18 years                   (487)           (532)
Unrecognized net (gain) loss                                                      1,693            (477)
Unrecognized prior service cost                                                   1,628             822
Prepaid pension cost included in other assets                                   $   359             242

 The actuarial present value of the accumulated benefit obligation amounted to $6,341 in 1993 and $5,025 in 1992, including vested benefits of $6,135 in 1993 and $4,901 in 1992.
 Net periodic pension cost for the Plans for the three years ended December 31, 1993 included the following components:
[CAPTION]

                                                                            1993        1992        1991
                                                                               (DOLLARS IN THOUSANDS)
Service cost -- benefits earned during the period                           $ 374         403         361
Interest cost on projected benefit obligation                                 586         367         383
Return on Plans' assets                                                      (467)       (390)       (593)
Net amortization and deferral                                                  14         --          206
Net periodic pension cost                                                   $ 507         380         357

 The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% in 1993, 7.75% in 1992 and 7.75% to 8% in 1991. The expected rate of increase in future compensation levels was 6.0% in 1993 and 6.5% to 8% for the two years ended December 31, 1992. The expected long-term rate of return on assets was 8.0% in 1993 and 7.0% to 8.0% in 1992 and 1991.

(11) STOCK OPTION PLANS
     Security Capital has continued in effect the Omni Capital Group, Inc. 1988 Incentive Stock Option Plan pursuant to which options to purchase Security Capital common stock may be granted to certain full-time officers and employees at an exercise price equal to the fair market value of the stock on the date of grant. Such options are exercisable for a ten year period. An aggregate of 675,000 shares of common stock is reserved for issuance under this plan. In the case of an employee who owns more than 10% of Security Capital's outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of grant, and shall be exercisable after the expiration of six months and before the expiration of five years from the date of grant.
     Security Capital has also continued in effect the Omni Capital Group, Inc. 1988 Directors' Non-Qualified Stock Option Plan, pursuant to which certain non-employee members of the boards of directors of Security Capital and its subsidiaries have been granted options to purchase Security Capital common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under this plan must be exercised within five years from the date of grant.
     On March 15, 1988, OMNIBANK adopted two stock option plans, the Home Federal Savings Bank 1988 Amended and Restated Directors' Non-Qualified Stock Option Plan and the Home Federal Savings Bank 1988 Incentive Stock Option Plan (the Home Option Plans), which plans became effective upon the completion of its conversion from a mutual savings and loan association to a capital stock savings bank. Home Federal Savings Bank was subsequently renamed OMNIBANK. Security Capital has continued the Home Option Plans. An aggregate number of shares amounting to 337,500 has been reserved by Security Capital to be issued upon the exercise of stock options which have been granted to certain directors, officers, and employees of Security Capital under the Home Option Plans. No more options may be granted under the Home Option Plans.
     All stock options outstanding at the time of the Merger were converted into options to acquire common stock of Security Capital.
     The following table reflects the combined status of all of the above stock option plans at December 31, 1993:

                                                                  Available       Shares
                                                                     for        Subject to           Price
                                                                   Future       Outstanding           per
                                                                   Grants         Options            Share
Directors' Non-Qualified Stock Option Plans: (1)
 Balance outstanding at December 31, 1991                           72,947        110,471       $     3.56-7.67
 Granted                                                                --             --                    --
 Exercised                                                              --         (2,455)                 4.08
 Balance outstanding at December 31, 1992                           72,947        108,016             3.56-7.67
 GRANTED                                                                --             --                    --
 EXERCISED                                                              --        (65,834)            3.56-5.78
 BALANCE OUTSTANDING AT DECEMBER 31, 1993                           72,947         42,182       $     3.56-7.67
Incentive Stock Option Plans: (2)
 Balance outstanding at December 31, 1991                          247,500        471,375       $     3.56-7.11
 Granted                                                                --             --                    --
 Exercised                                                              --        (35,439)            4.08-5.78
 Balance outstanding at December 31, 1992                          247,500        435,936             3.56-7.11
 GRANTED                                                                --             --                    --
 EXERCISED                                                              --        (71,031)            3.56-7.11
 BALANCE OUTSTANDING AT DECEMBER 31, 1993                          247,500        364,905       $     3.56-7.11

     (1) INCLUDES THE HOME FEDERAL SAVINGS BANK AMENDED AND RESTATED 1988 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN AND THE OMNI CAPITAL GROUP, INC. 1988 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN.
     (2) INCLUDES THE HOME FEDERAL SAVINGS BANK 1988 INCENTIVE STOCK OPTION PLAN AND THE OMNI CAPITAL GROUP, INC, 1988 INCENTIVE STOCK OPTION PLAN.

(12) EMPLOYEE STOCK OWNERSHIP PLAN
     Security Capital has continued Omni's Employee Stock Ownership Plan (the
     ESOP) for the benefit of the former employees of Omni and its subsidiaries. Contributions to the ESOP are made on a discretionary basis and are allocated to each eligible employee based on his/her salary in relation to total employee compensation expense. At retirement or termination of employment, each employee will receive an amount equal to his/her vested interest in the ESOP in the form of cash or common stock.
     In connection with the mutual to stock conversions of the savings bank subsidiaries, the ESOP borrowed funds to purchase Omni common stock for the ESOP. Upon the Merger, the shares of Omni common stock held in the ESOP were exchanged for shares of Security Capital common stock. During 1992, Security Capital repurchased sufficient remaining unallocated shares of Security Capital common stock held by the ESOP to eliminate the remaining balance of the related debt. In 1993, Security Capital made contributions to the Incentive Plan discussed in Note 10 rather than to the ESOP. Security Capital plans to terminate the ESOP in 1994.
     ESOP costs charged to expense amounted to $10, $334 and $293 in 1993, 1992 and 1991, respectively.
(13) COMMITMENTS, CONTINGENCIES AND OFF BALANCE SHEET RISK
     Security Capital is a defendent in various litigation arising in the normal course of business. In the opinion of management, resolution of these matters will not result in a material adverse effect on Security Capital's financial position.
     In the normal course of business, there are outstanding various commitments to extend credit which are not reflected in the consolidated financial statements. At December 31, 1993, outstanding loan commitments approximated $8,507 (Fixed Rate -- $5,737, Variable Rate -- $2,770), preapproved but unused lines of credit for loans totalled $90,934 and standby letters of credit aggregated $268. These amounts represent Security Capital's exposure to credit risk, and in the opinion of management have no more than the normal lending risk that Security Capital's banking subsidiaries commit to their borrowers. If these commitments are drawn, Security Capital's banking subsidiaries will obtain collateral if it is deemed necessary based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, and commercial or residential real estate. Management expects that these commitments can be funded through normal operations. In addition, Security Capital has no off-balance sheet derivative commitments.
     Security Capital's banking subsidiaries make primarily commercial, real estate and installment loans to customers throughout their market areas, which consists primarily of the south central and western Piedmont regions of North Carolina. These subsidiaries' real estate loan portfolios can be affected by the condition of the local real estate markets and their commercial and installment loan portfolios can be affected by local economic conditions.
     Average daily Federal Reserve balance requirements for the savings bank subsidiaries for the year ended December 31, 1993 amounted to $525. Security Bank is required to maintain noninterest bearing cash reserve balances with the Federal Reserve. The average amount of cash reserve balances required for the two-week period ended January 5, 1994 approximated $2,165.

(14) SUMMARY OF QUARTERLY INCOME STATEMENT INFORMATION (UNAUDITED)
     A summary of quarterly income information for the years ended December 31, 1993 and 1992, follows:

                                                             YEAR ENDED DECEMBER 31, 1993
                                            THREE MONTHS ENDED
                                              MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
INTEREST INCOME                               $ 16,498          16,279           15,933           15,513
INTEREST EXPENSE                                 7,248           7,104            6,986            6,797
NET INTEREST INCOME                              9,250           9,175            8,947            8,716
PROVISION FOR LOAN LOSSES                          184             153              170              146
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                     9,066           9,022            8,777            8,570
OTHER INCOME                                     2,611           2,600            2,785            2,523
OTHER EXPENSE                                    6,163           6,200            6,037            5,442
INCOME BEFORE INCOME TAXES                       5,514           5,422            5,525            5,651
INCOME TAXES                                     1,545           1,770            2,017            1,941
NET INCOME                                    $  3,969           3,652            3,508            3,710
NET INCOME PER SHARE                          $    .33             .31              .30              .32

                                                                 Year Ended December 31, 1992
                                                Three Months Ended
                                                  March 31         June 30        September 30     December 31
                                                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income                                   $ 18,718          18,501           17,754           16,880
Interest expense                                     9,813           9,031            8,448            7,837
Net interest income                                  8,905           9,470            9,306            9,043
Provision for loan losses                              246           1,296              159              147
Net interest income after provision for loan
 losses                                              8,659           8,174            9,147            8,896
Other income                                         2,221           2,258            1,945            2,524
Other expense                                        6,618           8,685            6,050            6,187
Income before income taxes                           4,262           1,747            5,042            5,233
Income taxes                                         1,445           1,528            1,616            1,734
Net income                                        $  2,817             219            3,426            3,499
Net income per share                              $    .24             .02              .29              .29

(15) PARENT COMPANY FINANCIAL DATA
     The primary assets of Security Capital (the Parent Company) are its investments in subsidiaries and its principal source of income is dividends from these subsidiaries. Certain regulatory and other requirements restrict the lending of funds by the subsidiaries to the Parent Company and the amount of dividends which can be paid to the Parent Company. At December 31, 1993, the subsidiaries had available undivided profits of approximately $25,038 for payments of dividends without obtaining prior regulatory approval. At December 31, 1993, approximately $85,724 of the Parent Company's investment in its subsidiaries is restricted as to transfer to the Parent Company without obtaining prior regulatory approval.

     The following is a summary of selected financial information for the Parent
     Company:

Balance Sheets                                                                        December 31,
                                                                                    1993        1992
                                                                                (DOLLARS IN THOUSANDS)
Assets:
 Cash on deposit with subsidiaries                                                $ 13,488       3,610
 Investments in and advances to subsidiaries                                       110,762     113,210
 Investment securities (market value of $86 at December 31, 1993)                       66          --
 Other assets                                                                           --         158
     Total assets                                                                 $124,316     116,978
Liabilities and stockholders' equity:
 Other liabilities                                                                      96          50
     Total liabilities                                                                  96          50
Stockholders' equity:
 Common stock                                                                       51,167      54,120
 Retained earnings, substantially restricted                                        73,053      62,808
     Total stockholders' equity                                                    124,220     116,928
     Total liabilities and stockholders' equity                                   $124,316     116,978

Statements of Income                                                          Years Ended December 31,
                                                                             1993        1992       1991
                                                                               (DOLLARS IN THOUSANDS)
Dividends from subsidiaries                                                 $15,184      5,434      5,756
Management income from subsidiaries                                             639      1,552        436
Equity in undistributed net (loss) income of subsidiaries                      (233)     4,393      5,694
Other income                                                                    165        145        103
     Total income                                                            15,755     11,524     11,989
Expenses                                                                        916      1,563        712
     Net income                                                             $14,839      9,961     11,277

Statements of Cash Flows                                                      Years Ended December 31,
                                                                             1993        1992       1991
                                                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
 Net income                                                                 $14,839      9,961     11,277
 Adjustments to reconcile net income to net cash provided by operating activities:
     Loan to ESOP                                                                --         --         20
     Decrease (increase) in other assets                                        158      1,654     (1,400)
     Equity in undistributed net loss (income) of subsidiaries                  233     (4,393)    (5,694)
     Increase in other liabilities                                               46         50         --
       Net cash provided by operating activities                             15,276      7,272      4,203
Cash flows from investing activities:
 Decrease (increase) in advances to subsidiaries                              2,215     (2,532)    (1,453)
 Purchases of investment securities                                             (66)        --         --
       Net cash provided (used) by investing activities                       2,149     (2,532)    (1,453)
Cash flows from financing activities:
 Purchase and retirement of common stock                                     (3,559)      (509)      (102)
 Proceeds from stock options exercised                                          606        158         78
 Dividends paid to stockholders                                              (4,594)    (3,712)    (2,731)
       Net cash used by financing activities                                 (7,547)    (4,063)    (2,755)
Net increase (decrease) in cash and cash equivalents                          9,878        677         (5)
Cash and cash equivalents at beginning of year                                3,610      2,933      2,938
Cash and cash equivalents at end of year                                    $13,488      3,610      2,933

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (Statement No. 107) was issued by the FASB in December 1991. Statement No. 107 requires disclosures about the fair value of all financial instruments. Fair value estimates, methods, and assumptions are set forth below for each type of financial instrument.

 CASH, FEDERAL FUNDS SOLD AND SHORT-TERM BORROWINGS
 The carrying amount of cash, federal funds sold, short-term borrowings, and accrued interest receivable or payable on all financial instruments approximate fair value because of the short terms to maturity of these financial instruments.
 INVESTMENT SECURITIES
 The following table presents the carrying value and estimated fair value of investment securities at December 31, 1993 and 1992:

                                                                           At December 31,
                                                                 1993                         1992
                                                      Carrying        Estimated      Carrying        Estimated
                                                       Value          Fair Value      Value          Fair Value
                                                                       (DOLLARS IN THOUSANDS)
US Government obligations:
 Due in one year or less                              $ 94,356           95,719        72,729           78,021
 Due after one year through five years                 210,824          215,040       217,954          219,938
 Due after five years through ten years                     --               --         2,165            2,156
US Government agency obligations:
 Due in one year or less                                   500              505           500              502
 Due after one year through five years                  34,947           34,724         6,484            6,533
 Due after five years through ten years                  4,962            5,139         2,982            2,961
Mortgage-backed securities                              12,676           13,135        19,298           19,769
State and municipal obligations:
 Due in one year or less                                 1,002            1,018            --               --
 Due after one year through five years                   9,020            9,680        15,592           16,570
Other:
 Due after one year through five years                      --               --           900              900
 Due after ten years                                        66               86            --               --
                                                      $368,353          375,046       338,604          347,350

 The fair value of debt securities, except certain state and municipal obligations, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal obligations is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of instruments similar to those being valued, adjusted for differences between the quoted instruments and the instruments being valued. LOANS
 For purposes of estimating fair value of loans, the portfolio is segregated by type based on similar characteristics such as real estate mortgage, real estate construction and installment and equity lines of credit.
 The fair value of loans is calculated by discounting estimated cash flows using current rates at which similar loans would be made to borrowers with similar credit risk. Cash flows for fixed rate loans are based on the weighted average maturity of the specific loan category. Adjustable rate loans are either prime based and are repriced immediately or monthly as prime changes, or are based on published indices and have relatively short terms to their repricing dates.
 The following table presents fair value information for loans:

                                                               1993                           1992
                                                      Carrying        Estimated      Carrying        Estimated
                                                       Amount         Fair Value      Amount         Fair Value
                                                                       (DOLLARS IN THOUSANDS)
Loans, net                                            $465,975          472,092       503,520          509,181
Loans held for sale                                   $ 18,409           18,411         2,264            2,273

 DEPOSIT LIABILITIES
 The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
 The following table presents fair value information for deposits:

                                                                           At December 31,
                                                                 1993                         1992
                                                      Carrying        Estimated      Carrying        Estimated
                                                       Amount         Fair Value      Amount         Fair Value
                                                                       (DOLLARS IN THOUSANDS)
Demand deposit-noninterest-bearing                    $ 67,830           67,830        60,639           60,639
Demand deposit-interest bearing                         76,130           76,130        67,202           67,202
Insured money market accounts                           79,711           79,711        85,943           85,943
Savings deposits                                       151,360          151,360       143,000          143,000
Certificates of deposit                                409,425          411,365       416,851          420,468
                                                      $784,456          786,396       773,635          777,252

 ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWED MONEY
 The fair value of advances from the FHLB is based on quoted market prices for the same or similar issues or on the current rates offered to Security Capital for debt of the same remaining maturities. At December 31, 1993 and 1992, the carrying value of advances from the FHLB was $8,000 and $12,500, respectively, and the fair value was $8,539 and $13,317, respectively.
 The fair value of other borrowed money, consisting of securities sold under agreements to repurchase, bearing a short term to maturity, is considered to approximate carrying value.
 COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
 The large majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity. Therefore, the fair value for these financial instruments is considered to approximate the carrying value.
 LIMITATIONS
 Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Security Capital's entire holdings of a particular financial instrument. Because no market exists for a significant portion of Security Capital's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                          INDEPENDENT AUDITORS' REPORT
The Board of Directors
Security Capital Bancorp
Salisbury, North Carolina
We have audited the accompanying consolidated balance sheets of Security Capital Bancorp and subsidiaries (Security Capital) as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, included on pages 8 through 26 herein. These consolidated financial statements are the responsibility of Security Capital's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Bancorp and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.
                                                               KPMG Peat Marwick
Charlotte, North Carolina
January 28, 1994

                         SECURITY BANK & TRUST COMPANY
                           SALISBURY, NORTH CAROLINA
                                   DIRECTORS
Ralph A. Barnhardt
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
Edward A. Brown
PRESIDENT
W. A. BROWN & SON, INC
Henry B. Gaye
PRESIDENT
GAYE CHEVROLET, INC.
Lloyd G. Gurley
PRESIDENT/CHIEF EXECUTIVE OFFICER
SECURITY BANK AND TRUST COMPANY
David B. Jordan
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
William C. Kluttz, Jr.
ATTORNEY-AT-LAW
KLUTTZ, REAMER, BLANKENSHIP & HAYES
F. Taft McCoy, Jr.
OWNER
MCCOYS REALTY
J. G. Rutledge, III
RETIRED CHAIRMAN
FIRST SECURITY FINANCIAL CORPORATION
Miles J. Smith, Jr.*
CHAIRMAN
SECURITY CAPITAL BANCORP
Fred J. Stanback, Jr.
PRIVATE INVESTOR
Jimmy K. Stegall
PRESIDENT
STEGALL BUILDERS MART, INC.
E. William Wagoner
CHAIRMAN
WAGONER CONSTRUCTION COMPANY
*Chairman of the Board
                                    OFFICERS
Lloyd G. Gurley
PRESIDENT/CHIEF EXECUTIVE OFFICER
A. Lewis Bass, III
SENIOR VICE PRESIDENT
Bobby W. Chandler
SENIOR VICE PRESIDENT
J. Parks Helms
SENIOR VICE PRESIDENT
O. M. Hough, Jr.
SENIOR VICE PRESIDENT
R. Alex Miller, Jr.
SENIOR VICE PRESIDENT
Benjamin F. Wright
SENIOR VICE PRESIDENT
Kenneth W. Banner
VICE PRESIDENT
Peggy H. Bollinger
SECRETARY
Dennis H. Burnette
VICE PRESIDENT
Larry V. Clark
VICE PRESIDENT
Benjamin W. McKenzie, III
VICE PRESIDENT
Pressley A. Ridgill
VICE PRESIDENT/CHIEF FINANCIAL OFFICER
Fred L. Rodenbeck, Jr.
SENIOR TRUST OFFICER
Patrick M. Vallandingham
VICE PRESIDENT
Lynn H. Weisler
TREASURER/CONTROLLER

                         SECURITY BANK & TRUST COMPANY
                LOCAL BOARDS OF MANAGERS AND EXECUTIVE OFFICERS
ALBEMARLE
CLIFFORD E. BURRIS
JAMES W. CARPENTER
C. WAYNE SASSER
CRIS D. TURNER -- VICE PRESIDENT
BELMONT
CHARLES E. CATO
ROBERT R. HILKER
HARRY MELTON
DR. JOSEPH M. MOSES
DR. SAMUEL L. SHAVER
VICKIE L. WHITLEY
BRIAN D. HERRE -- VICE PRESIDENT
CHARLES R. HUDSON -- VICE PRESIDENT
CHARLOTTE
LLOYD F. BAUCOM
DR. BRUCE BERRYHILL
J. RONALD MARTIN
JOHN A. POLITES
B. D. RODGERS
LARRY W. STROUD
BOBBY W. CHANDLER -- SENIOR
VICE PRESIDENT
CONCORD
JOHNNY F. CLINE
T. LARRY TORRENCE
LOYE T. WHIDDEN, JR.
J. CLARENCE WILLIFORD --
VICE PRESIDENT
KANNAPOLIS
JAMES D. BASSINGER
ROBERT D. MISENHEIMER
WALTER M. SAFRIT, II
LESTER W. STOCKS
D. W. HODGE, JR. -- SENIOR
VICE PRESIDENT
JOE B. WILLIAMS -- VICE PRESIDENT
LANDIS
CHARLES D. BROWN
BENNETT D. HESTER, SR.
CRYSTAL B. JULIAN
GEORGE L. PLESS
FRANK T. TADLOCK
FRANK HAAS -- VICE PRESIDENT
LEXINGTON
DAVID HEDRICK
STEVE REGAN
CLARK EUGENE SMITH
JAMES SNYDER, JR.
JOSEPH D. STAMEY
LINDA S. BRYAN -- VICE PRESIDENT
MARSHVILLE
OLIN LEE BROOME
J. GREG GRIFFIN, DDS
TED HARGETT
GARY HENRY, MD
BARRY W. MILLS
J. PARKS MORGAN
TOM E. STEGALL
MATTHEWS
R. GENE ESTRIDGE
TERRY M. HILL
CAROL I. NOE
DR. RUSSELL J. ROGERS, JR.
DAVID L. MARLOWE --
VICE PRESIDENT
MOCKSVILLE
DOUGLAS S. HUNTLEY --
VICE PRESIDENT
MONROE
ANGELA T. BOWER
BILL G. BRASWELL, JR.
QUILLIAN JUNIOR CAUTHEN
DR. J. R. GIBSON
HARRY MYERS
HENRY J. NEWGARD
JOHNNY O. PIGG
BILLY IVAN SECREST
KARL G. CAHOON -- VICE PRESIDENT
CAROLYN F. DUNCAN --
VICE PRESIDENT
EDD M. LITTLE -- VICE PRESIDENT
JOHN H. WALTERS -- VICE PRESIDENT
MOORESVILLE
B. K. BARRINGER, JR.
DR. BRIAN B. BLACKBURN
ROGER L. EDWARDS
JOHN C. NEILL
WAYNE WESTMORELAND
DANIEL F. BEAVER --
VICE PRESIDENT
NORWOOD
MITCHELL D. EDWARDS
DAVID A. LEE
BERT MCCOLLUM
JOHN PARKER MCNEILL
JACKIE R. PHILLIPS
JAMES E. CAMERON --
VICE PRESIDENT
FIRST SECURITY CREDIT
CORPORATION
HOWARD W. HOLT --
SENIOR VICE PRESIDENT
JERRY SIDES -- VICE PRESIDENT
CAROLINA INSURANCE AGENCY
C. C. FREEMAN -- MANAGER
OAKBORO
DAN C. BROOKS
J. B. EDWARDS, JR.
ROSCOE N. HATLEY
ROBERT L. HILL, JR.
C. F. HINSON
ROY HINSON
J. PARKS HELMS -- SENIOR
VICE PRESIDENT
POLKTON
KENNETH CARPENTER
LARRY CAUDLE
AARON EFIRD
FELECIA C. RICHARDSON -- BANKING OFFICER
SALISBURY
JERRY H. BARGER
JAMES F. FOWLER
CHARLES R. ISENHOUR
WILLIAM R. KENNEDY
NORMAN C. LENTZ
REID G. LEONARD
R. PAUL PROPST
DR. JOHN O. REYNOLDS, JR.
R. A. MILLER, JR. -- SENIOR
VICE PRESIDENT
W. STURGES BRYAN --
VICE PRESIDENT
JAMES J. ROHRER -- VICE PRESIDENT
SPENCER
T. E. AGNER
DR. JAMES C. EAGLE, JR.
EDGAR W. GETTYS
ROBERT M. MAULDIN
SUSAN L. MORRIS
DR. DAVID N. SMITH
TOM W. AYERS -- SENIOR
VICE PRESIDENT
STANLEY
JOHN H. WILLIAMSON, JR. --
VICE PRESIDENT
WADESBORO
GEORGE C. BOWER, JR.
WILLIAM E. HUNTLEY
HARRY LEAVITT, III
WILLIAM G. MARTIN
RONALD B. TURNER --
VICE PRESIDENT
WEST DAVIDSON
PATTIE R. BRINKLE -- BANKING OFFICER
WINGATE
MARJORIE P. PENNIGAR --
ASSISTANT VICE PRESIDENT

                                 OMNIBANK, SSB
                           SALISBURY, NORTH CAROLINA
                                   DIRECTORS
Ralph A. Barnhardt
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
Lloyd G. Gurley
PRESIDENT/CHIEF ADMINISTRATIVE OFFICER
SECURITY CAPITAL BANCORP
David B. Jordan
PRESIDENT/CHIEF EXECUTIVE OFFICER
OMNIBANK, SSB
Ervin E. Lampert, Jr.
RETIRED PRESIDENT
R. W. NORMAN COMPANY
William G. Loeblein*
RETIRED PRESIDENT
LOEBLEIN BROTHERS, INC.
Clyde B. Mickle, Jr.
PRESIDENT
MICKLE TIRE COMPANY, INC.
Harold Mowery
VICE PRESIDENT
WAGONER CONSTRUCTION COMPANY
Robert L. Pierce, III
PRESIDENT
HOME CONCRETE & SUPPLY COMPANY
Carl M. Short, Jr.
WOODSON, FORD, SAYERS, LAWTHER, SHORT, PARROTT & HUDSON
Miles J. Smith, Jr.
CHAIRMAN
SECURITY CAPITAL BANCORP
James H. West, Jr.
REAL ESTATE INVESTOR
*Chairman of the Board
                                    OFFICERS
David B. Jordan
PRESIDENT/CHIEF EXECUTIVE OFFICER
Gunnar N. R. Fromen
SENIOR VICE PRESIDENT
Julian M. Sides
SENIOR VICE PRESIDENT
Kenneth W. Banner
VICE PRESIDENT -- SECONDARY MARKETING/INVESTMENTS
A. Lewis Bass, III
VICE PRESIDENT -- LOAN ADMINISTRATION
Dennis H. Burnette
VICE PRESIDENT -- AUDIT
Larry V. Clark
VICE PRESIDENT -- BANK SERVICES
Norwood C. Edgeworth
VICE PRESIDENT -- CORRESPONDENT LENDING
Benjamin W. McKenzie, III
VICE PRESIDENT -- PERSONNEL
J. Eric Norris
VICE PRESIDENT -- APPRAISALS
Pressley A. Ridgill
VICE PRESIDENT/CHIEF FINANCIAL OFFICER
Patrick M. Vallandingham
VICE PRESIDENT -- COMPLIANCE/SECURITY
Lynn H. Weisler
TREASURER/CONTROLLER
                                BRANCH LOCATIONS
507 West Innes Street (Main Office)
Salisbury, North Carolina
105 Avalon Drive
Salisbury, North Carolina
2070 Statesville Boulevard
Salisbury, North Carolina

                             CITIZENS SAVINGS, SSB
                            CONCORD, NORTH CAROLINA
                                   DIRECTORS
John M. Barnhardt
PRESIDENT
BARNHARDT, WALKER & STRICKLAND, INC.
Ralph A. Barnhardt*
PRESIDENT/CHIEF EXECUTIVE OFFICER
CITIZENS SAVINGS, SSB
Dan L. Gray
EXECUTIVE DIRECTOR
THE CANNON FOUNDATION, INC.
Lloyd G. Gurley
PRESIDENT
SECURITY CAPITAL BANCORP
Daniel B. Harrell, Jr.
DENTIST
HARRELL & MASHBURN, P.A.
David B. Jordan
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
Miles J. Smith, Jr.
CHAIRMAN
SECURITY CAPITAL BANCORP
W. Erwin Spainhour
PRESIDENT
HARTSELL, HARTSELL & MILLS, P.A.
James H. Wilkinson, Jr.
PRESIDENT
WILKINSON'S FUNERAL HOME, INC.
*Chairman of the Board
                                    OFFICERS
Ralph A. Barnhardt
PRESIDENT/CHIEF EXECUTIVE OFFICER
E. K. Prewitt, Jr.
VICE PRESIDENT/SECRETARY
Kenneth W. Banner
VICE PRESIDENT -- SECONDARY MARKETING/INVESTMENTS
A. Lewis Bass, III
VICE PRESIDENT -- LOAN ADMINISTRATION
Dennis L. Barger
VICE PRESIDENT
Dennis H. Burnette
VICE PRESIDENT -- AUDIT
Larry V. Clark
VICE PRESIDENT -- BANK SERVICES
Benjamin W. McKenzie, III
VICE PRESIDENT -- PERSONNEL
Pressley A. Ridgill
VICE PRESIDENT/CHIEF FINANCIAL OFFICER
J. Phillip Smith
VICE PRESIDENT -- LENDING
Patrick M. Vallandingham
VICE PRESIDENT -- COMPLIANCE/SECURITY
Lynn H. Weisler
TREASURER/CONTROLLER
                                BRANCH LOCATIONS
31 Union Street, North (Main Office)
Concord, North Carolina
818 Church Street, North
Concord, North Carolina
4720 Highway 49, South
Harrisburg, North Carolina
276 U.S. Highway 29, North
Concord, North Carolina
970 South Cannon Boulevard
Kannapolis, North Carolina

                             HOME SAVINGS BANK, SSB
                         KINGS MOUNTAIN, NORTH CAROLINA
                                   DIRECTORS
Ralph A. Barnhardt
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
Charles D. Blanton
PHARMACIST
ECKERD DRUGS
Lloyd G. Gurley
PRESIDENT
SECURITY CAPITAL BANCORP
David B. Jordan
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
B. S. Peeler, Jr.
RETIRED
KINGS MOUNTAIN DISTRICT
SCHOOL SYSTEM
Nancy S. Scism
EXECUTIVE VICE PRESIDENT/CEO
HOME SAVINGS BANK, SSB
Miles J. Smith, Jr.
CHAIRMAN
SECURITY CAPITAL BANCORP
Thomas A. Tate, Sr.*
PRESIDENT
HOME SAVINGS BANK, SSB
Wade H. Tyner, Jr.
OWNER
WADE FORD, INC.
James L. Williamson
RETIRED PARTNER
KPMG PEAT MARWICK
*Chairman of the Board
                                    OFFICERS
Thomas A. Tate, Sr.
PRESIDENT
Nancy S. Scism
EXECUTIVE VICE PRESIDENT/
SECRETARY/CEO
Kenneth W. Banner
VICE PRESIDENT -- SECONDARY MARKETING/INVESTMENTS
A. Lewis Bass, III
VICE PRESIDENT -- LOAN ADMINISTRATION
Dennis H. Burnette
VICE PRESIDENT -- AUDIT
Larry V. Clark
VICE PRESIDENT -- BANK SERVICES
Benjamin W. McKenzie, III
VICE PRESIDENT -- PERSONNEL
Pressley A. Ridgill
VICE PRESIDENT/CHIEF FINANCIAL OFFICER
Sandra F. Sellers
VICE PRESIDENT -- LENDING
Patrick M. Vallandingham
VICE PRESIDENT -- COMPLIANCE/SECURITY
Lynn H. Weisler
TREASURER/CONTROLLER
                                BRANCH LOCATIONS
700 West Kings Street (Main Office)
Kings Mountain, North Carolina
215 East Virginia Avenue
Bessemer City, North Carolina
257 West Main Avenue
Gastonia, North Carolina

                            SECURITY CAPITAL BANCORP
                           SALISBURY, NORTH CAROLINA
                                   DIRECTORS
John M. Barnhardt
PRESIDENT
BARNHARDT, WALKER & STRICKLAND, INC.
Ralph A. Barnhardt
VICE CHAIRMAN
SECURITY CAPITAL BANCORP
Edward A. Brown
PRESIDENT
W. A. BROWN & SON, INC.
Henry B. Gaye
PRESIDENT
GAYE CHEVROLET, INC.
Dan L. Gray
EXECUTIVE DIRECTOR
THE CANNON FOUNDATION, INC.
Lloyd G. Gurley
PRESIDENT/CHIEF ADMINISTRATIVE OFFICER
SECURITY CAPITAL BANCORP
David B. Jordan
VICE-CHAIRMAN/CHIEF EXECUTIVE OFFICER
SECURITY CAPITAL BANCORP
William C. Kluttz, Jr.
ATTORNEY-AT-LAW
KLUTTZ, REAMER, BLANKENSHIP & HAYES
Ervin E. Lampert, Jr.
RETIRED PRESIDENT
R. W. NORMAN COMPANY
William G. Loeblein
RETIRED PRESIDENT
LOEBLEIN BROTHERS, INC.
F. Taft McCoy, Jr.
OWNER
MCCOYS REALTY
Harold Mowery
VICE PRESIDENT
WAGONER CONSTRUCTION COMPANY
J. G. Rutledge, III
RETIRED CHAIRMAN
FIRST SECURITY FINANCIAL CORPORATION
Carl M. Short, Jr.
ATTORNEY-AT-LAW
WOODSON, FORD, SAYERS, LAWTHER, SHORT, PARROTT & HUDSON
Miles J. Smith, Jr.*
CHAIRMAN
PREMTEC, INC.
W. Erwin Spainhour
PRESIDENT
HARTSELL, HARTSELL & MILLS, P.A.
Fred J. Stanback, Jr.
PRIVATE INVESTOR
Jimmy K. Stegall
PRESIDENT
STEGALL BUILDERS MART, INC.
Thomas A. Tate, Sr.
CHAIRMAN
HOME SAVINGS BANK, SSB
E. William Wagoner
CHAIRMAN
WAGONER CONSTRUCTION COMPANY
James L. Williamson
RETIRED PARTNER
KPMG PEAT MARWICK
*Chairman of the Board
                                    OFFICERS
Miles J. Smith, Jr.
CHAIRMAN OF THE BOARD
Ralph A. Barnhardt
VICE CHAIRMAN
David B. Jordan
VICE CHAIRMAN/CHIEF EXECUTIVE OFFICER
Lloyd G. Gurley
PRESIDENT/CHIEF ADMINISTRATIVE OFFICER
Kenneth W. Banner
SENIOR VICE PRESIDENT
A. Lewis Bass, III
SENIOR VICE PRESIDENT
Larry V. Clark
SENIOR VICE PRESIDENT
Benjamin W. McKenzie, III
SENIOR VICE PRESIDENT
E. K. Prewitt, Jr.
SENIOR VICE PRESIDENT/SECRETARY
Pressley A. Ridgill
SENIOR VICE PRESIDENT/CFO/TREASURER
Dennis H. Burnette
VICE PRESIDENT
I. Scott Johnson, III
VICE PRESIDENT
R. Alex Miller, Jr.
VICE PRESIDENT
Norman H. Riddle
VICE PRESIDENT
Ralph K. Sedberry
VICE PRESIDENT
Patrick M. Vallandingham
VICE PRESIDENT
Lynn H. Weisler
VICE PRESIDENT/CONTROLLER
Benjamin F. Wright
VICE PRESIDENT

                  (Security Capital Bancorp logo)
507 WEST INNES STREET, POST OFFICE BOX 1387, SALISBURY, NC 28145-1387